UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	65-0707824
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Stock, $0.01 par value per share	Name of each exchange on which each class is to be registered NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 000-21825

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the reincorporation of Streicher Mobile Fueling, Inc. (“Streicher”), from Florida to Delaware (the “Reincorporation”). On February 14, 2007, pursuant to an Agreement of Merger and Plan of Merger and Reorganization (the “Merger Agreement”) between Streicher, a Florida corporation and SMF Energy Corporation, a Delaware corporation and wholly-owned subsidiary of Streicher (the “Company”), Streicher merged with and into the Company with the Company surviving the merger and Streicher thereby changing its name to SMF Energy Corporation.

The Boards of Directors and shareholders of both Streicher and the Company approved the Reincorporation and the Merger Agreement at their annual meetings of directors and shareholders held on December 8, 2006 and at the later reconvened meeting of Streicher on December 22, 2006.

As a result of the Reincorporation, each outstanding share of Streicher common stock, par value $0.01, was automatically converted into one share of the Company’s common stock, par value $0.01 and all options and other rights to acquire Streicher’s common stock outstanding immediately before the Reincorporation were automatically converted into options and rights to acquire the same number of shares of the Company’s common stock, with the same terms and conditions.

In connection with the Reincorporation, the Registration Statements on Form 8-A and 8-A/A filed with the Securities and Exchange Commission on December 5, 1996 and December 10, 1996, respectively, are hereby amended and restated as follows:

Item 1. Description of Registrant’s Securities to be Registered.

The following description of the Company’s common stock is only a summary. For more complete information, you should refer to the Company’s Certificate of Incorporation, its Amended Certificate of Incorporation and its Bylaws, which have been filed with the Securities and Exchange Commission. Delaware law may also affect the terms of the Common Stock.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”). As of April 9, 2007, there were 13,037,421 shares of the Company’s Common Stock issued and outstanding. All shares of Common Stock outstanding are fully paid and nonassessable. The Company’s Common Stock is traded on NASDAQ Capital Market under the symbol “FUEL.”

Voting Rights

Holders of the Company’s Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. For purposes of electing directors, the nominees receiving the greatest number of votes of Common Stock shall be elected directors, subject to any special voting rights that may be granted to holders of preferred stock or any other class of stock entitled to vote. The Company’s Certificate of Incorporation may be amended upon adoption by the Board of Directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares of Common Stock and of any other class of stock entitled to vote. The affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock and of any other class of capital stock entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles 5, 8, 9 or 10 of the Company’s Certificate of Incorporation.

Dividends

Holders of the Company’s Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of assets legally available for that purpose, subject to the preferential dividend rights of any other classes of stock and any series of preferred stock of the Company.

Liquidation

In the event of the liquidation, dissolution or winding up of the Company, holders of the Company’s Common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any preferred stockholders.

Item 2.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

3(i)
Certificate of Incorporation dated October 6, 2006 (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule A, filed on October 30, 2006); Certificate of Amendment dated February 12, 2007 (incorporated by reference to Exhibit 3(i) to the Company’s Form 8-K filed on February 14, 2006)

3(ii)	Bylaws of SMF Energy Corporation (incorporated by reference to Appendix D to the Company’s Definitive Proxy Statement on Schedule A, filed on October 30, 2006)

4.1	Specimen Common Stock Certificate

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SMF ENERGY CORPORATION

Dated: June 5, 2007	By:	/s/ Richard E. Gathright
Richard E. Gathright
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Specimen Common Stock Certificate